EXHIBIT 3

FOURTH QUARTER 2004

INTERIM FINANCIAL STATEMENTS

FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2004

AGRIUM INC.
Consolidated Statements of Operations and Retained Earnings
(Millions of U.S. dollars, except per share information)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003

Sales	$766	$677	$3,001	$2,630
Direct freight	46	40	163	131

Net sales	720	637	2,838	2,499
Cost of product	466	433	1,928	1,760

Gross profit	254	204	910	739

Expenses (income)
Selling, general and administrative	83	82	301	286
Depreciation and amortization	39	39	156	140
Kenai award and settlement (note 2)	(45)	—	(86)	—
Asset impairment	—	235	—	235
Royalties and other taxes	6	4	29	17
Other expenses	3	12	43	40

	86	372	443	718

Earnings (loss) before interest expense and income taxes	168	(168)	467	21
Interest on long-term debt	13	14	51	58
Other interest	3	1	4	5

Earnings (loss) before income taxes	152	(183)	412	(42)

Current income taxes (recovery)	24	(13)	99	22
Future income taxes (reduction)	26	(61)	37	(43)

Income taxes	50	(74)	136	(21)

Net earnings (loss)	102	(109)	276	(21)
Retained earnings — beginning of period	305	264	145	191
Common share dividends declared	(7)	(7)	(14)	(14)
Preferred securities charges	(2)	(3)	(9)	(11)

Retained earnings — end of period	$398	$145	$398	$145

Earnings (loss) per share (note 7)
Basic	$0.76	$(0.89)	$2.04	$(0.25)
Diluted	$0.71	$(0.89)	$1.91	$(0.25)

AGRIUM INC.
Consolidated Statements of Cash Flows
(Millions of U.S. dollars)
(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003

Operating
Net earnings (loss)	$102	$(109)	$276	$(21)
Items not affecting cash
Depreciation and amortization	39	39	156	140
Asset impairment	—	235	—	235
Kenai award and settlement (note 2)	(36)	—	(36)	—
Proceeds on settlement (note 2)	25	—	25	—
Gain on disposal of assets	(4)	—	(6)	(5)
Future income taxes (reduction)	26	(61)	37	(43)
Foreign exchange	(1)	(3)	(5)	(8)
Net change in non-cash working capital	39	(32)	(8)	(114)
Other operating	1	1	10	2

Cash provided by operating activities	191	70	449	186

Investing
Capital expenditures	(33)	(32)	(82)	(99)
Decrease (increase) in other assets	(7)	5	(14)	3
Proceeds from disposal of assets and investments	7	—	10	12
Net change in non-cash working capital	—	8	—	26
Other	3	—	7	10

Cash used in investing activities	(30)	(19)	(79)	(48)

Financing
Common shares	4	5	12	6
Bank indebtedness repayment	(1)	—	—	(1)
Long-term debt repayment	(36)	(24)	(134)	(27)
Common share dividends paid	—	—	(14)	(14)
Preferred securities charges paid	(2)	(3)	(9)	(11)

Cash used in financing activities	(35)	(22)	(145)	(47)

Increase in cash and cash equivalents	126	29	225	91
Cash and cash equivalents — beginning of period	299	171	200	109

Cash and cash equivalents — end of period	$425	$200	$425	$200

AGRIUM INC.
Consolidated Balance Sheet
(Millions of U.S. dollars)
(Unaudited)

	As at
	December 31,
	2004	2003

ASSETS
Current assets
Cash and cash equivalents	$425	$200
Accounts receivable	388	314
Inventories	447	368
Prepaid expenses	56	60

	1,316	942
Capital assets	1,239	1,260
Other assets	77	71
Future income tax assets	24	—

	$2,656	$2,273

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$472	$404
Current portion of long-term debt	60	121

	532	525

Long-term debt
Recourse debt	471	503
Non-recourse debt	69	111

	540	614
Other liabilities	257	181
Future income tax liabilities	201	132

	1,530	1,452

Shareholders’ equity
Share capital
Authorized: unlimited common shares and preferred securities
Issued:
Common shares: 2004 — 132-million (2003 — 127-million)	553	490
Preferred securities:
8% Redeemable: 2004 — seven million (2003 — seven million) (note 5)	172	172
6% Convertible, redeemable: 2004 — nil (2003 — two million) (note 5)	—	50
Contributed surplus	2	1
Retained earnings	398	145
Cumulative translation adjustment	1	(37)

	1,126	821

	$2,656	$2,273

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the twelve months ended December 31, 2004
(Millions of U.S. dollars, except per share amounts)
(Unaudited)

1.	SIGNIFICANT ACCOUNTING POLICIES

The Corporation’s accounting policies are in accordance with accounting principles generally accepted in Canada and are consistent with those outlined in the annual audited financial statements except where stated below. These interim consolidated financial statements do not include all disclosures normally provided in annual financial statements and should be read in conjunction with the Corporation’s audited consolidated financial statements for the year ended December 31, 2003. In management’s opinion, the interim consolidated financial statements include all adjustments necessary to present fairly such information.

Certain comparative figures have been reclassified to conform to the current year’s presentation.

2.	KENAI AWARD AND SETTLEMENT

The following amounts were recorded during 2004 relating to the arbitration award and settlement of legal claims in our dispute with Union Oil Company of California (Unocal):

	2004
	Three months ended	Twelve months ended
	December 31	December 31
Arbitration award (a)	$9	$50
Settlement of legal claims (b)	36	36

	$45	$86

(a) Arbitration award
During 2004, the Corporation was awarded liquidated damages with respect to a dispute with Unocal over gas supply obligations to our Kenai, Alaska nitrogen facility. The Arbitration Panel awarded the Corporation $37-million plus interest for damages up to April 2004. An additional $4-million was received for the period May to September 2004 and $9-million for the period October to December 2004. The total liquidated damages recorded for the year totaled $50-million.

(b) Settlement of legal claims
In December of 2004, the Corporation settled its dispute with Unocal over obligations under the Purchase and Sale Agreement, pursuant to which the Corporation acquired its Kenai, Alaska nitrogen facility. The settlement agreement establishes a definitive gas supply obligation from Unocal to the Kenai facility up until October 31, 2005.

The net gain of $36-million recorded in the fourth quarter of 2004 was comprised of the following:

Three and twelve months
ended December 31
2004
Net cash received	$25
Earn-out adjustment (2001 - 2004)	81
Adjustments related to termination of gas supply	(70)

Net gain	$36

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the twelve months ended December 31, 2004
(Millions of U.S. dollars, except per share amounts)
(Unaudited)

3.	BANK INDEBTEDNESS

In May 2004, Agrium Inc. and its wholly owned subsidiary, Agrium U.S. Inc., entered into a $450-million three-year syndicated revolving unsecured credit facility. The new credit agreement replaced Agrium Inc.’s $225-million credit facility due in May 2004 and Agrium U.S. Inc.’s $56-million credit facility due in December 2004.

Under the terms of the agreement, Agrium Inc. and Agrium U.S. Inc. may borrow a maximum principal amount of $325-million and $125-million respectively. Interest rates are at either Canadian prime rate plus a variable margin, U.S. base rate established by a bank plus a variable margin, LIBOR plus a variable margin or bankers’ acceptance rate plus a variable margin, at the election of the borrower.

The credit facility requires that Agrium Inc. maintain certain financial ratios and other covenants.

4.	EMPLOYEE FUTURE BENEFITS

The total net employee future benefits expense for the Corporation’s pension and post-retirement benefit plans are computed as follows:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003

Defined benefit pension plans	$4	$1	$10	$7
Post-retirement benefit plans	3	2	7	5
Defined contribution pension plans	3	3	11	10

Total expense	$10	$6	$28	$22

This expense is reflected in our cost of product and general and administrative expenses.

5.	SHARE CAPITAL

In January 2005, the Corporation announced its intention to redeem the $175-million, eight percent redeemable preferred securities for cash on February 14, 2005. The redemption price will equal the principal amount of the securities plus accrued and unpaid interest to the date of redemption.

In January 2004, pursuant to the Corporation’s plan to redeem the six percent preferred securities, all holders of the convertible, redeemable preferred securities elected to convert the securities into common shares at the stated conversion price of $11.9677 per share, resulting in the issuance of an additional 4.18 million common shares.

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the twelve months ended December 31, 2004
(Millions of U.S. dollars, except per share amounts)
(Unaudited)

6.	STOCK BASED COMPENSATION

The Corporation began prospectively expensing the fair value of stock options granted in 2003 over their vesting period. In accordance with the prospective method of adoption, the Corporation has recorded no compensation expense for stock options granted prior to January 1, 2003 and will continue to provide pro forma disclosure of the effect on net earnings (loss) and earnings (loss) per share had the fair value been expensed. The following table summarizes the pro forma disclosure for stock options granted prior to 2003 that have not been expensed.

	Three months ended
	December 31,
	2004		2003
	As Reported	Pro forma	As Reported	Pro forma

Net earnings (loss)	$102	$101	$(109)	$(109)
Earnings (loss) per share
Basic	$0.76	$0.75	$(0.89)	$(0.89)
Diluted	$0.71	$0.70	$(0.89)	$(0.89)

	Twelve months ended
	December 31,
	2004		2003
	As Reported	Pro forma	As Reported	Pro forma

Net earnings (loss)	$276	$272	$(21)	$(26)
Earnings (loss) per share
Basic	$2.04	$2.01	$(0.25)	$(0.29)
Diluted	$1.91	$1.89	$(0.25)	$(0.29)

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the twelve months ended December 31, 2004
(Millions of U.S. dollars, except per share amounts)
(Unaudited)

7.	EARNINGS (LOSS) PER SHARE

The following table summarizes the computation of net earnings (loss) per share:

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003

Numerator:
Net earnings (loss)	$102	$(109)	$276	$(21)
Preferred securities charges (net of tax)	(2)	(3)	(9)	(11)

Numerator for basic earnings (loss) per share	100	(112)	267	(32)

Preferred securities charges (net of tax) (a)	2	—	9	—

Numerator for diluted earnings (loss) per share	$102	$(112)	$276	$(32)

Denominator:
Weighted average denominator for basic earnings (loss) per share	132	126	131	126

Dilutive instruments:
Stock options (a)	2	—	1	—
Preferred securities converted to common shares
$175-million, eight percent (a)	10	—	12	—
$50-million, six percent (note 5)(a)	—	—	—	—

Denominator for diluted earnings per share	144	126	144	126

Basic earnings (loss) per share	$0.76	$(0.89)	$2.04	$(0.25)
Diluted earnings (loss) per share	$0.71	$(0.89)	$1.91	$(0.25)

(a)	For diluted earnings per share, these dilutive instruments are added back only when the impact of the instrument is dilutive to basic earnings per share.

There were 132 million common shares outstanding at December 31, 2004 (2003 — 127 million). As at December 31, 2004, the Corporation has outstanding approximately eight million options to acquire common shares.

AGRIUM INC.
Summarized Notes to the Consolidated Financial Statements
For the twelve months ended December 31, 2004
(Millions of U.S. dollars, except per share amounts)
(Unaudited)

8.	SEASONALITY

The fertilizer business is seasonal in nature. Sales are concentrated in the spring and fall planting seasons while produced inventories are accumulated throughout the year. Cash collections generally occur after the planting seasons in North and South America.

9.	SEGMENTED INFORMATION

The Corporation’s primary activity is the production and wholesale marketing of nitrogen, potash and phosphate and the retail sales of fertilizers, chemicals and other agricultural inputs and services. The Corporation operates principally in Canada, the United States and Argentina.

Net sales between segments are accounted for at prices, which approximate fair market value and are eliminated on consolidation. The reportable segment entitled “Other” includes Corporate functions and inter-segment eliminations.

In the fourth quarter of 2004, we integrated our North and South America Retail segments into one Retail segment. Prior periods have been restated for comparative purposes.

Schedule 1

AGRIUM INC.
Segmentation
(unaudited — millions of U.S. dollars)

	Three Months Ended December 31
			Wholesale
	Retail		North America		South America		Other		Total
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

Net sales — external	$219	$206	$464	$401	$37	$30	$—	$—	$720	$637
— inter-segment	—	—	36	29	2	1	(38)	(30)	—	—

Total net sales	219	206	500	430	39	31	(38)	(30)	720	637
Cost of product	146	135	349	320	11	9	(40)	(31)	466	433

Gross profit	73	71	151	110	28	22	2	1	254	204
Gross profit %	33%	34%	30%	26%	72%	71%	5%	3%	35%	32%

Selling Expenses	$58	$61	$5	$4	$—	$—	$(1)	$(2)	$62	$63
EBITDA (1)	$21	$11	$169	$91	$27	$20	$(10)	$(16)	$207	$106
EBIT (2)	$17	$6	$140	$(173)	$23	$16	$(12)	$(17)	$168	$(168)

	Twelve Months Ended December 31
			Wholesale
	Retail		North America		South America		Other		Total
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003

Net sales — external	$1,114	$1,015	$1,594	$1,377	$130	$107	$—	$—	$2,838	$2,499
— inter-segment	—	—	109	88	13	9	(122)	(97)	—	—

Total net sales	1,114	1,015	1,703	1,465	143	116	(122)	(97)	2,838	2,499
Cost of product	798	717	1,211	1,106	41	34	(122)	(97)	1,928	1,760

Gross profit	316	298	492	359	102	82	—	—	910	739
Gross profit %	28%	29%	29%	25%	71%	71%	0%	0%	32%	30%

Selling Expenses	$222	$214	$17	$15	$1	$1	$(3)	$(3)	$237	$227
EBITDA (2)	$99	$85	$465	$285	$98	$78	$(39)	$(52)	$623	$396
EBIT (1)	$81	$66	$349	$(49)	$83	$63	$(46)	$(59)	$467	$21

(1)	Earnings (loss) before interest expense, income taxes, depreciation, amortization and asset impairment.
(2)	Earnings (loss) before interest expense and income taxes.

Schedule 2 (a)

AGRIUM INC.
Product Lines
Three Months Ended December 31
(unaudited — millions of U.S. dollars)

	2004					2003
			Sales	Selling				Sales	Selling
	Net	Gross	Tonnes	Price	Margin	Net	Gross	Tonnes	Price	Margin
	Sales	Profit	(000’s)	($/Tonne)	($/Tonne)	Sales	Profit	(000’s)	($/Tonne)	($/Tonne)

North America Wholesale
Nitrogen (1)
Ammonia	$100	$24	325	$308	$74	$130	$37	485	$268	$76
Urea	166	53	649	256	82	123	32	623	197	51
Nitrate, Sulphate and Other	71	17	352	202	48	59	12	358	165	34

Total Nitrogen	337	94	1,326	254	71	312	81	1,466	213	55
Phosphate	101	23	370	273	62	74	12	313	236	38
Potash (2)	62	34	464	134	73	44	17	436	101	39

	500	151	2,160	231	70	430	110	2,215	194	50

South America Wholesale (1)	39	28	149	262	188	31	22	160	194	138

Retail (3)
Fertilizers	131	28				120	26
Chemicals	62	32				61	32
Other	26	13				25	13

	219	73				206	71

Inter-segment	(38)	2				(30)	1

Total	$720	$254				$637	$204

(1)	International nitrogen sales were 437,000 tonnes (2003 — 500,000) net sales were $110-million (2003 — $90-million) and gross profit was $62-million (2003 — $47-million) for the three months ended December 31.
(2)	International potash sales were 200,000 tonnes (2003 — 138,000) net sales were $22-million (2003 — $10-million) and gross profit was $14-million (2003 — $5‑million) for the three months ended December 31.
(3)	International Retail net sales were $37-million (2003 — $30-million) and gross profit was $5-million (2003 — $7-million) for the three months ended December 31.

Schedule 2 (b)

AGRIUM INC.
Product Lines
Twelve Months Ended December 31
(unaudited — millions of U.S. dollars)

	2004					2003
			Sales	Selling				Sales	Selling
	Net	Gross	Tonnes	Price	Margin	Net	Gross	Tonnes	Price	Margin
	Sales	Profit	(000’s)	($/Tonne)	($/Tonne)	Sales	Profit	(000’s)	($/Tonne)	($/Tonne)
North America Wholesale
Nitrogen (1)
Ammonia	$397	$113	1,438	$276	$79	$382	$96	1,555	$246	$62
Urea	499	134	2,211	226	61	423	100	2,220	191	45
Nitrate, Sulphate and Other	284	68	1,510	189	45	239	58	1,381	173	42

Total Nitrogen	1,180	315	5,159	229	61	1,044	254	5,156	202	49
Phosphate	309	71	1,181	262	60	261	44	1,090	239	40
Potash (2)	214	106	1,796	119	59	160	61	1,662	96	37

	1,703	492	8,136	209	60	1,465	359	7,908	185	45

South America Wholesale (1)	143	102	634	226	161	116	82	653	178	126

Retail (3)
Fertilizers	556	131				468	117
Chemicals	416	118				416	119
Other	142	67				131	62

	1,114	316				1,015	298

Inter-segment	(122)	—				(97)	—

Total	$2,838	$910				$2,499	$739

(1)	International nitrogen sales were 1,881,000 tonnes (2003 — 1,991,000) net sales were $393-million (2003 — $319-million) and gross profit was $206-million (2003 — $155-million) for twelve months ended December 31.
(2)	International potash sales were 730,000 tonnes (2003 — 570,000) net sales were $71-million (2003 — $43-million) and gross profit was $42-million (2003 — $22‑million) for twelve months ended December 31.
(3)	International Retail net sales were $118-million (2003 — $92-million) and gross profit was $22-million (2003 — $17-million) for twelve months ended December 31.